                                                                   Exhibit 99.1

Name and Address of Reporting Person:        Kari Arneil Potts
                                             5914 W. Courtyard Drive
                                             Suite 200
                                             Austin, TX 78730

Issuer Name and Ticker or Trading Symbol:    Brigham Minerals, Inc. [MNRL]

Date of Earliest Transaction Required        December 29, 2022
to be Reported (Month/Day/Year):

                             Explanation of Responses

1.      On December 29, 2022 (the "Closing Date"), pursuant to the Agreement and Plan of Merger, dated as of September 6, 2022 (as amended from time to time, the "Merger Agreement"), by and among the Issuer, Brigham
        Minerals Holdings, LLC ("Opco LLC"), STR Sub Inc. (f/k/a Sitio
        Royalties Corp., "Old Sitio"), Sitio Royalties Operating Partnership,
        LP ("Opco LP"), Sitio Royalties Corp. (f/k/a Snapper Merger Sub I,
        Inc., "New Sitio"), Snapper Merger Sub IV, Inc. ("Brigham Merger Sub"),
        Snapper Merger Sub V, Inc. ("Sitio Merger Sub") and Snapper Merger Sub
        II, LLC, New Sitio acquired the Issuer in an all-stock transaction through: (i) the merger of Brigham Merger Sub with and into the Issuer
        (the "Brigham Merger"), with the Issuer surviving as a wholly owned subsidiary of New Sitio, (ii) the merger of Sitio Merger Sub with and into Old Sitio (the "Sitio Merger"), with Old Sitio surviving as a wholly owned subsidiary of New Sitio, and (iii) the merger of Opco
        Merger Sub LLC with and into Opco LLC (the "Opco Merger," and, together with the Brigham Merger and the Sitio Merger, the "Mergers"), with Opco
        LLC surviving as a wholly owned subsidiary of Opco LP, in each case on the terms set forth in the Merger Agreement.

2.      Pursuant to the Merger Agreement, immediately prior to the effective time of the Brigham Merger (the "First Effective Time"), each outstanding award of performance-based restricted stock units of the
        Issuer granted prior to January 1, 2022 (each, a "Pre-2022 PSU Award")
        pursuant to the Issuer's 2019 Long Term Incentive Plan (as amended from time to time, the "2019 Plan") vested based on the actual level of achievement as of the performance period ending immediately prior to the First Effective Time. Each vested share relating to a Pre-2022 PSU
        Award was treated as a share of Class A common stock, par value $0.01 per share, of the Issuer (the "Class A Common Stock") for purposes of the Merger Agreement, which means that such vested share was converted into the right to receive 1.133 shares of Class A common stock, par value $0.0001 per share, of New Sitio (the "New Sitio Class A Common
        Stock"). On December 28, 2022 (the day prior to the Closing Date), the closing price of one share of the Issuer's Class A Common Stock was
        $32.50.

3.      Pursuant to the Merger Agreement, immediately prior to the First
        Effective Time, each outstanding award of performance-based restricted stock units of the Issuer granted on or after January 1, 2022 (each, a
        "2022 PSU Award") pursuant to the 2019 Plan was converted into an award
        (the "Converted PSU Awards"), on the same terms and conditions (other than the performance-based vesting conditions) applicable to such 2022
        PSU Award immediately prior to the First Effective Time, that relates to a number of shares of New Sitio Class A Common Stock equal to the product of (i) the number of shares of the Issuer's Class A Common
        Stock subject to such award as of immediately prior to the First
        Effective Time (with any performance conditions deemed achieved at the level determined based on actual performance as of immediately prior to the First Effective Time, which was equal to 200% of target) and (ii)
        1.133. Pursuant to the terms of the Converted PSU Awards, if the
        Reporting Person incurs a qualifying termination of employment on or after the Closing Date, the Converted PSU Awards will accelerate and vest in full on the applicable termination date. The Reporting Person was terminated without cause by New Sitio on the Closing Date. On
        December 28, 2022 (the day prior to the Closing Date), the closing price of one share of the Issuer's Class A Common Stock was $32.50.

4.      Each outstanding award of time-based restricted stock units (each, an
        "RSU Award") of the Issuer (i) granted prior to January 1, 2022 (the
        "Pre-2022 RSU Awards"), each of which vested in full immediately prior to the First Effective Time and the shares subject to such RSU Awards were treated as shares of the Issuer's Class A Common Stock for purposes of the Merger Agreement (which means that such shares were converted into the right to receive 1.133 shares of New Sitio Class A
        Common Stock) and (ii) each RSU Award granted on or after January 1,
        2022, each of which was converted into an award (the "Converted RSU
        Awards"), on the same terms as conditions applicable to such RSU Award immediately prior to the First Effective Time, that relates to a number of shares of New Sitio Class A Common Stock equal to the product of (x)
        the number of shares of the Issuer's Class A Common Stock subject to such award as of immediately prior to the First Effective Time and (y)
        1.133. Pursuant to the terms of the Converted RSU Awards, if the
        Reporting Person incurs a qualifying termination of employment on or after the Closing Date, the Converted RSU Awards will accelerate and vest in full on the applicable termination date. The Reporting Person was terminated without cause by New Sitio on the Closing Date.

5.      The total reported includes all shares of the Issuer's Class A Common
        Stock, all Pre-2022 PSU Awards, all Converted PSU Awards, all Pre-2022
        RSU Awards and all Converted RSU Awards held by the Reporting Person.

6.      Represents shares withheld by the Issuer to satisfy tax withholding obligations of the Reporting Person that arose in connection with the vesting and settlement of the Reporting Person's Pre-2022 PSU Awards,
        Converted PSU Awards, Pre-2022 RSU Awards and Converted RSU Awards.

7.      Pursuant to the Merger Agreement, at the First Effective Time, each share of the Issuer's Class A Common Stock, issued and outstanding immediately prior to the First Effective Time was converted into the right to receive 1.133 fully-paid and nonassessable shares of New Sitio
        Class A Common Stock. On December 28, 2022 (the day prior to the
        Closing Date), the closing price of one share of the Issuer's Class A
        Common Stock was $32.50.